Exhibit 10.7

编号：

No.:

劳动合同

Labor Contract

Employer (Party A)：Hainan ZKGC New Energy Co. Ltd

Employee (Party B)：LIAO Jinqi

Date: Aug. 11, 2020

Attention

I. Both Parties shall carefully read the Contract when signing the Contract. Once signed, the Contract shall have legal effect and must be strictly performed by Both Parties.

II. The Contract shall come into force after being signed and sealed by the Employer (Party A) and the Employee (Party B).

III. The blank columns in the Contract shall be filled in clearly after being determined by Both Parties through negotiation; Please mark “/” in the blank columns that do not need to be filled in.

IV. The Contract shall be filled in with pen. The handwriting must be clear, concise and accurate, and shall not be altered without authorization.

Employer (Party A)：Hainan ZKGC New Energy Co. Ltd

Employee (Party B)：LIAO Jinqi

In accordance with the Labor Law, Labor Contract Law and other relevant laws and regulations, Party A and Party B enter into the Contract in accordance with the principles of legality, fairness, equality, voluntariness, consensus and good faith.

I. Term of Labor Contract

Both Parties agree to determine the term of the Contract according to the method below:

From Aug/ 11 /2020 to Aug. / 10 / 2023.

II. Work Contents and Work Place

1. Party B is the executive director and general manager, responsible for the overall work of the company. Party B’s place of work is No. 12, xinxiangti holiday, old town, Chengmai County, Hainan Province.

2. Party B shall be dedicated, honest and trustworthy, keep Party A’s business secrets, abide by the labor rules and regulations formulated by Party A according to law, earnestly perform its post responsibilities and complete the work on time and with quality. If Party B violates labor discipline, Party A can deal with it according to labor rules and regulations.

III. Working Hours,Rest and Vacation

1. According to the characteristics of Party B’s job, Party A shall arrange Party B to implement standard working hours. The daily working hours shall not exceed 8 hours and the weekly working hours shall not exceed 40 hours. Due to work, the working hours can be extended after negotiation according to law. Generally, the working hours shall not exceed 1 hour per day, 3 hours per day for special reasons, and 36 hours per month. Party A shall not force or force Party B to work overtime.

2. If Party A arranges Party B to work overtime, it shall arrange compensatory leave or pay overtime wages according to law.

3. Party B is entitled to paid annual leave, statutory holidays, maternity leave, marriage and funeral leave.

IV. Labor Remuneration

1. Party A shall pay the salary every month, and pay the monthly salary of 5000 yuan in full before the 10th date of each month.

2. Party A shall reasonably adjust Party B’s salary. The individual income tax borne by Party B according to law on the salary obtained from Party A shall be withheld and remitted by Party A from its salary.

V. Social Insurance and Welfare Benefits

1. Party A and Party B shall participate in social insurance according to law. Party A shall handle relevant social insurance procedures for Party B and undertake corresponding social insurance obligations. The social insurance expenses payable by Party B shall be withheld and remitted by Party A from Party B’s salary.

2. Party A shall implement the provisions of the state on welfare by law.

3. Party B’s treatment for work-related injury or occupational disease shall be implemented in accordance with relevant national regulations. If Party B is ill or injured not due to work, the relevant treatment shall be implemented in accordance with the relevant provisions of the state and the relevant rules and regulations formulated by Party A by law.

VI. Training and Labor Protection

1. Party A shall provide Party B with necessary training for the job. Party B shall make effort to study, actively participate in the training organized by Party A and improve vocational skills.

2. Party A shall strictly implement the provisions of laws and regulations related to labor safety and health, implement the national provisions on the special protection of female employees and juvenile employees, establish a sound labor safety and health system, and carry out labor safety and health education and operation procedure training for Party B to reduce occupational hazards.

3. Party B shall strictly abide by the safety operation regulations and shall not operate against rules. Party B has the right to refuse to carry out Party A’s illegal command and forced risky operation.

VII. Change, Cancellation and Termination of Contract

1. The parties can change the labor contract according to law and by written.

2. The cancellation or termination of this contract by the parties shall be carried out in accordance with the provisions of laws and regulations.

3. If the parties cancel or terminate this contract, Party B shall cooperate with Party A to handle work handover procedures. If Party A should pay economic compensation to Party B by law, it shall be paid when the work handover is completed.

4. Party A shall provide Party B with a certificate of dissolution or termination of the labor contract at the time of dissolution or termination of the contract, and shall handle the transfer procedures of archives and social insurance relationship with Party B within 15 days.

VIII. Matters Agreed by the Parties

1. If Party B’s work involves Party A’s trade secrets and intellectual property rights, Party A may negotiate with Party B to agree on keeping trade secrets or competition restrictions according to law, and sign an agreement on keeping trade secrets or competition restrictions.

2. If Party A pays for professional and technical training for Party B and requires Party B to agree on the service period, it shall obtain the consent of Party B and sign an agreement to clarify the rights and obligations of both parties.

IX. Dispute Resolution

In case of any labor dispute arising from this contract, Party A and Party B may negotiate, mediate or arbitrate in accordance with the provisions of laws and regulations. If they are not satisfied with the arbitral award, they may bring a lawsuit to the court with jurisdiction according to law.

X. Miscellaneous

1. The contract may be renewed after its expiration.

2. The contact number and mailing address of Party B recorded in this contract shall be the contact information and address within the term of the labor contract. In case of any change of the information, Party B shall inform Party A immediately.

3. The parties confirm that both parties have read and understood the contents of this contract in detail and understood their respective rights and obligations. Matters not covered in this contract shall be implemented in accordance with relevant laws, regulations and policies.

4. Each party shall hold one copy of this contract, which shall take effect from the date of signature (seal) by both parties, and both parties shall strictly abide by it.

Party A: (sealing)	Party B: (signing)
Legal Representative:
(or authorized agent)

Date:	Date: